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Pricing Supplement Dated October 13, 1998               Rule 424(b)(2)
(To Prospectus dated November 12, 1997                and Registration
Prospectus Supplement dated November 12, 1997)          Nos. 333-38003
                                                      and 333-38003-01

                      PP&L Capital Funding, Inc.
              Medium-Term Notes, Series A - Fixed Rate
                  Unconditionally Guaranteed as to
                   Payment of Principal, Premium,
                      if any, and Interest by
                         PP&L Resources, Inc.
                        CUSIP No. (69349PAN9)
                             NOTE:  #13

Principal Amount: $30,000,000.00        Interest Rate: 5.90%

Agent(s)' Discount or Commission:       Stated Maturity Date:
   $75,000.00                           October 16, 2000

Net Proceeds to Issuer:                 Original Issue Date:
   $29,925,000.00                       October 16, 1998


Interest Payment Dates:        March 15 and September 15
Regular Record Dates:          February 28 and August 31
First Interest Payment Date:   March 15, 1999

Redemption:

_X_   The Notes may not be redeemed prior to the Stated Maturity Date.
___ The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
      Initial Redemption Price:
      Annual Redemption Percentage Reduction:   _____% until
      Redemption Percentage is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_  The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
     Option Repayment Date(s):
     Repayment Price:                  %

Form: _X_ Book-Entry   ___  Certified

Agent: ___ Merrill Lynch & Co.
       ___ First Chicago Capital Markets, Inc.
       _X_ Goldman, Sachs & Co.                 $30,000,000.00
       ___ Morgan Stanley Dean Witter
       ___ Other

Agent acting in the capacity as indicated below:

  _X_ Agent   ___  Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
___ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

_X_ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: